Exhibit 10.1

AIRCRAFT PURCHASE AND SALE AGREEMENT

This Aircraft Purchase And Sale Agreement (“Agreement”) is dated as of September 3, 2009 (“Effective Date”), by and between Presley CMR, Inc., with an address of 4490 Von Karman, Newport Beach, California 92660 (hereinafter referred to as “Seller”), and Martin Aviation, Inc., or its designee (as provided in Section 4.17), with an address of 19300 Ike Jones Road, Santa Ana, California 92707 (hereinafter referred to as “Buyer”).

RECITALS

A.	Buyer and Seller desire to enter into this Agreement to memorialize their agreement with respect to the purchase and sale of the Aircraft (as defined below) pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual provisions contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. PURCHASE AND SALE OF AIRCRAFT

1.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer, and Buyer agrees to purchase, one used Gulfstream IV aircraft, Serial Number 1140, Registration N77WL, together with all parts, items of equipment, instruments, components, and accessories installed therein or thereon, including the Rolls Royce Tay MK 611-8 engines having manufacturer’s serial numbers 16388 and 16387, as defined by Exhibit “A” attached hereto (collectively the “Aircraft”).

1.2 Purchase Price; Terms of Payment. The purchase price of the Aircraft shall be Eight Million Two Hundred Fifty Thousand U.S. Dollars (US$8,250,000.00) (“Purchase Price”) which shall be paid as follows at the Closing:

(a) Buyer shall pay Two Million Sixty-Two Thousand Five Hundred U.S. Dollars (US$2,062,500.00), by wire transfer of immediately available U.S. funds to the Seller’s bank account.

(b) Buyer shall pay the balance of the Purchase Price by assuming indebtedness owed by Seller to William Lyon Homes, Inc., a California corporation (“WLH”), with such assumption evidenced by Buyer’s delivery of a promissory note to WLH in the principal amount of Six Million One Hundred Eighty-Seven Thousand Five Hundred U.S. Dollars (US$6,187,500.00), in the form attached hereto as Exhibit “B” with interest at a fixed rate equal to the 12-month LIBOR rate as announced on the Closing Date by the Wall Street Journal plus three percent (3%), with interest only payments to be made semi-annually and a maturity date that is the date that is seven (7) years from the Closing Date. Upon Buyer’s acceptance of the Aircraft on the Closing Date, Buyer shall execute an acceptance certificate in the form of Exhibit “C” attached hereto (“Acceptance Certificate”) and fax the Acceptance Certificate to Seller, on receipt of which Insured Aircraft Title Services (the “Escrow Agent”) shall simultaneously release the Title Documents as defined in Section 1.3(d) to the Buyer.

1.3 Delivery of the Aircraft.

(a) Seller shall deliver, and Buyer shall accept, the Aircraft at the Buyer’s address (“Delivery Location”), subject to the satisfaction of conditions specified in Sections 2.1 and 2.2 (the “Closing Date”).

(b) The Aircraft is lawfully registered in the name of Seller with the FAA, Seller is the sole owner of the Aircraft and has good and marketable title thereto, and, as of the Closing Date, the Aircraft will be free and clear of any and all claims, liens, mortgages or encumbrances of any kind or character. Between the date of this Agreement and the Closing Date, Seller will not grant or create any lien, mortgage or encumbrance upon the Aircraft or any part thereof.

(c) Title to, and risk of loss, injury, destruction, or damage to the Aircraft by fire or other casualty or occurrence, shall pass to Buyer at the time of Buyer’s acceptance of the Aircraft, which shall be evidenced by the concurrent delivery to Seller by Buyer’s representative of the Acceptance Certificate.

(d) Seller and Buyer agree that the sale shall be closed through the Escrow Agent. The Escrow Agent shall receive on behalf of the Seller and Buyer all documents necessary for the closing of the transaction, including: (i) an FAA Bill of Sale, Form 8050-2, in the normal and usual form together with a certificate of registration that will allow the Buyer to obtain a new certificate of registration showing Buyer as the sole owner of the Aircraft; (ii) that certain Aircraft Mortgage and Security Agreement between Buyer and Seller dated as of             , 2009; (iii) an FAA Form Aircraft Security Agreement; and (iv) such other instruments and documents necessary for the effective transfer to Buyer of all right, title and interest in and to the Aircraft, free and clear of all claims, liens, mortgages, or encumbrances of any kind or character (the “Title Documents”). Upon being advised, on or before the Closing Date by both parties in writing or facsimile that all terms and conditions of this Agreement have been met, the Escrow Agent shall file the various Title Documents with the FAA to transfer title to Buyer. Both Buyer and Seller hereby instruct the Escrow Agent not to close escrow until all of the following things have occurred (collectively “Escrow Instructions”):

(i) Escrow Agent receives a copy of the Acceptance Certificate from Buyer;

(ii) Seller notifies Escrow Agent of its receipt of the full Purchase Price;

(iii) Escrow Agent receives all Title Documents from Seller required to convey all right, title and interest in and to the Aircraft, free and clear of all claims, liens, mortgages, or encumbrances of any kind or character; and

(iv) Buyer provides Escrow Agent with the identity of the legal entity that will hold title on the Aircraft and provides Escrow Agent with all paperwork necessary to transfer clear title to that entity.

(e) Seller will deliver to Buyer at the time of delivery of the Aircraft all original airframe and engine log books, manuals, wiring diagrams, and other records pertaining to the operation and maintenance of the Aircraft that are then in Seller’s possession. Once escrow has closed, Buyer shall be responsible for all costs relating to the Aircraft.

1.4 Failure Or Delay In Performance. Seller shall not be liable for any failure of or delay in delivery of the Aircraft if such failure or delay is due to Acts of God, terrorism, civil war, insurrection, riots, fires, explosions, accidents, strikes, or labor disputes; or any other cause beyond Seller’s reasonable control. In any of said events that cause a delay for a consecutive period of longer than sixty (60) days from the date of this Agreement or if Seller is otherwise unable to deliver the Aircraft in the condition described in Section 2.1, Buyer may terminate this Agreement by sending Seller and Escrow Agent a written notice of termination. Upon Seller’s receipt of such notice, this Agreement shall terminate and be of no further force or effect.

1.5 Buyer Default. In the event of failure by Buyer to accept delivery of the Aircraft in accordance with the terms and conditions set forth in this Agreement, which failure continues for thirty (30) days after Seller’s written notice of such failure to Buyer (providing Seller is in full compliance with all of its material obligations under this Agreement), this Agreement may be terminated at the election of Seller. Termination of this Agreement shall be Seller’s sole and exclusive remedy in the event Buyer defaults under this Agreement.

1.6 Seller Default. Subject to Section 1.4 above, in the event of failure by Seller for any reason to deliver the Aircraft in accordance with the terms and conditions set forth in this Agreement or upon any breach or default under this Agreement by the Seller, which failure, breach or default continues for thirty (30) days after Buyer’s written notice of such failure, breach or default to Seller (providing Buyer is in full compliance with all of its material obligations under this Agreement), this Agreement may be terminated at the election of Buyer. Termination of this Agreement shall be Buyer’s sole and exclusive remedy in the event Seller defaults under this Agreement.

SECTION 2. CLOSING CONDITIONS

2.1 Condition of Aircraft. It shall be a condition precedent to Buyer’s obligation to purchase the Aircraft, that Buyer declare that the Aircraft is in the following condition on the Closing Date, as documented by Buyer’s delivery of the Acceptance Certificate:

(a) The Aircraft is in an airworthy condition with all systems functioning in accordance with the manufacturer’s specifications, free of material corrosion or damage history, with a current and valid U.S. Certificate of Airworthiness.

(b) The Aircraft is current on the manufacturer’s recommended maintenance program, and GCMP Maintenance Program with all calendar and hourly inspections current through the date of delivery of the Aircraft to Buyer.

(c) All FAA Airworthiness Directives, and manufacturer’s mandatory Service Bulletins, applicable to the Aircraft, are complied with through the date of delivery of the Aircraft to Buyer.

2.2 Conditions to Close. It is a condition precedent to Seller’s obligation to sell and Buyer’s obligation to purchase the Aircraft that each of the following conditions is satisfied as of the Closing Date:

(a) Each party has made all deliveries pursuant to each party’s respective obligations under Section 1.3(d) above.

(b) Each party has performed, in all material respects, all of its duties and obligations under and pursuant to this Agreement, and all representations and warranties made by each party in this Agreement or otherwise will be true and correct, in all material respects, as of the Closing Date.

2.3 Warranties of Seller and Disclaimer. SELLER SELLS AND BUYER BUYS THE AIRCRAFT “AS-IS, WHERE-IS.” THE BUYER ACKNOWLEDGES AND AGREES THAT AS BETWEEN THE SELLER AND THE BUYER: (A) THE SELLER IS NOT A MANUFACTURER NOR A DEALER IN PROPERTY OF SUCH KIND AS THE AIRCRAFT; AND (B) THE SELLER HAS NOT MADE NOR SHALL BE DEEMED TO HAVE MADE, AND HEREBY EXPRESSLY DISCLAIMS AND WILL BE DEEMED TO HAVE EXPRESSLY DISCLAIMED, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE AIRWORTHINESS, CONDITION, VALUE, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE FOR ANY PARTICULAR PURPOSE OF THE AIRCRAFT OR ANY PART THEREOF, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF, OR THE ACCURACY OF THE AIRCRAFT’S AIRFRAME AND ENGINE LOGBOOKS, except that Seller represents and warrants that on the delivery of the Aircraft: (i) Seller will have full power and lawful authority to transfer title to Buyer; (ii) Seller will have good and valid title to the Aircraft, and will transfer the Aircraft to the Buyer free and clear of all liens, claims, mortgages, interests and encumbrances; and (iii) Seller has not reserved the Aircraft as a charter aircraft for any period following the Closing Date except as otherwise disclosed to or known by Buyer.

SECTION 3. INDEMNIFICATION

3.1 Pre-Closing Indemnity. With respect to any damages, claims, causes of action, liabilities, taxes, fees, charges, losses and other expenses, including, without limitation, reasonable attorneys’ fees and costs (collectively, a “Claim” or “Claims”), whether or not a lawsuit or other proceeding is filed, that arise out of, or are related to, the ownership, operation, maintenance or use of the Aircraft prior to delivery and acceptance of the Aircraft by the Buyer, the respective obligations of the parties shall be determined pursuant to that certain Aircraft Consulting and Management Agreement dated September 1, 2004 between Buyer and Seller.

3.2 Post-Closing Indemnity. Buyer hereby indemnifies, defends and holds harmless Seller and its affiliates, subsidiaries, parents, directors, shareholders, officers, beneficiaries, employees, consultants, representatives and agents from and against all Claims, whether or not a lawsuit or other proceeding is filed, that arise out of, or are related to, the ownership, operation, maintenance or use of the Aircraft following delivery and acceptance of the Aircraft by the Buyer. In the event Buyer fails to promptly indemnify and defend such claims and/or pay Seller’s expenses as provided above, Seller shall have the right to defend itself, and in that case, Buyer shall reimburse Seller for all of its reasonable attorneys’ fees, costs and damages incurred in settling or defending such claims within thirty (30) calendar days of each of Seller’s written requests.

SECTION 4. MISCELLANEOUS

4.1 Assignment of Warranties. To the extent that any manufacturer’s warranties (express or implied) are still in effect with respect to the Aircraft (other than warranties which by their terms are non-assignable or which would be extinguished by their assignment), Seller hereby assigns such warranties to Buyer at the time of delivery and agrees to take such other reasonable steps as will enable Buyer to process warranty claims directly with the manufacturers.

4.2 Taxes.

(a) Buyer shall pay all sales, use, personal property, ad valorem, excise, transportation, value added, stamp, or other similar taxes, fees, or other charges of any nature (but excluding taxes on income or gain realized by Seller), together with any penalties, fines, or interest thereon, or any other charges or additions thereto, in addition to the Purchase Price specified herein, upon the sale of the Aircraft which are levied, assessed, or required by law to be paid and which arise as a result of the sale of the Aircraft or are assessed with respect to the time period beginning with the Closing Date.

(b) Buyer shall additionally indemnify, defend, and hold Seller harmless from all damages, claims, liabilities, losses and other expenses, including, without limitation, reasonable attorney’s fees and costs, whether or not a lawsuit or other proceeding is filed, that in any way arise out of or relate to any sales, use, personal property, ad valorem, excise, transportation, value added, stamp, or other similar taxes, fees, or other charges of any nature (but excluding taxes on income or gain realized by Seller), together with any penalties, fines, or interest thereon, or any other charges or additions thereto, payable upon the sale of the Aircraft which are levied, assessed, or required by law to be paid and which arise as a result of the sale of the Aircraft or are assessed with respect to the time period beginning after the delivery and acceptance of the Aircraft by the Buyer, which are not paid by Buyer. In the event Buyer fails to promptly indemnify and defend such claims and/or pay Seller’s expenses as provided above, Seller shall have the right to defend itself, and in that case, Buyer shall reimburse Seller for the actual taxes, fees and other charges paid, and all of its reasonable attorney’s fees, costs and damages incurred, in settling or defending such claims within thirty (30) days of Seller’s written requests.

(c) Seller shall additionally indemnify, defend, and hold Buyer harmless from all damages, claims, liabilities, losses and other expenses, including, without limitation, reasonable attorney’s fees and costs, whether or not a lawsuit or other proceeding is filed, that in any way arise out of or relate to any sales, use, personal property, ad valorem, excise, transportation, value added, stamp, or other similar taxes, fees, or other charges of any nature, together with any penalties, fines, or interest thereon, or any other charges or additions thereto, which are levied, assessed, or required by law to be paid with respect the Aircraft and relate to the time period prior to the delivery and acceptance of the Aircraft by the Buyer, which are not paid by Seller. In the event Seller fails to promptly indemnify and defend such claims and/or pay Buyer’s expenses as provided above, Buyer shall have the right to defend itself, and in that case, Seller shall reimburse Buyer for the actual taxes, fees and other changes paid, and all of its reasonable attorney’s fees, costs and damages incurred, in settling or defending such claims within thirty (30) days of Buyer’s written requests.

4.3 Benefit and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, no right, title or interest under this Agreement or portion thereof may be assigned by Buyer without written consent of Seller.

4.4 No Suits or Judgments. Seller represents and warrants that no judgments exist against Seller involving the Aircraft, nor are there any executions or attachments outstanding against Seller with respect to the Aircraft; Seller is not a defendant in any action or proceeding involving the Aircraft; and no petition in bankruptcy or for an arrangement of creditors has been filed by or against Seller nor has Seller taken advantage of any insolvency laws.

4.5 Choice Of Law And Jurisdiction. This Agreement shall be interpreted under and governed by the laws of the State of California. In the event of any dispute or claim arising out of this Agreement, the parties hereby agree that any lawsuit or other legal action shall be filed in the courts of the State of California.

4.6 Authority. The parties executing this Agreement on behalf of Buyer represent and warrant that they have the authority from their governing body to enter into this Agreement and to bind their respective company to all the terms and conditions of this Agreement and to perform all of its obligations under this Agreement and consummate the transactions contemplated hereunder. The execution and performance by Buyer of this Agreement and the transactions contemplated hereunder will not violate the terms of any agreement, contract or instrument to which Buyer is a party or any order or proceeding of any court or administrative body, and no consent, approval, authorization or notice is required or necessary for Buyer to consummate the transactions contemplated hereunder. The execution and performance by Seller of this Agreement and the transactions contemplated hereunder will not violate the terms of any agreement, contract or instrument to which Seller is a party or any order or proceeding of any court or administrative body, and no consent, approval, authorization or notice is required or necessary for Seller to consummate the transactions contemplated hereunder.

4.7 Severability. If any provision, or part thereof, of this Agreement is judicially declared invalid, void or unenforceable, each and every other provision, or part thereof, nevertheless shall continue in full force and effect, and the unenforceable provision shall be changed or interpreted so as best to accomplish the objectives and intent of such provision within the limits of applicable law.

4.8 Waiver. The failure of either party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other party, unless such failure or waiver is in writing.

4.9 Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

4.10 Escrow Fees. Buyer and Seller agree to share equally in the payment of any and all escrow fees payable to Escrow Agent in connection with the purchase and sale of the Aircraft (50% to be paid by Seller and 50% to be paid by Buyer).

4.11 Attorneys’ Fees. In the event a dispute arises regarding this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and expenses incurred in addition to any other relief to which it is entitled.

4.12 Notices. All notices, requests or other communications under this Agreement shall be in writing, and shall be sent to the parties at their addresses listed on page 1 above, and shall be deemed to have been duly given on the date of service if sent by facsimile (provided a hard copy is sent in one of the manners specified below), or on the day following service if sent by overnight air courier service with next day delivery with written confirmation of delivery, or five (5) days after mailing if sent by first class, registered or certified mail, return receipt requested. Each party is required to notify the other party in the above manner of any change of address.

4.13 Further Assurances. Both parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

4.14 Responsibility For Certain Losses. Neither party shall hold the other responsible for loss or damage to its property or injury to or death of its employees, agents or representatives at the facilities of the other party in the course of performing this Agreement, except as a result of the other party’s gross negligence. The foregoing applies, without limitation, to losses caused by mechanical defects, parts failure or accidents.

4.15 Brokers. Neither Seller nor Buyer has not been represented in this transaction by any broker. Each party shall be responsible for the payment of any commission or other fees owed to its respective agent as a result of this transaction. Buyer agrees to indemnity and defend Seller from and to hold Seller harmless against any claim against Seller by any broker or any other person or entity purporting to be Buyer’s representative in regard to this transaction. Seller agrees to indemnify and defend Buyer from and to hold Buyer harmless against any claim against Buyer by any broker or any person or entity purporting to be Seller’s representative in regard to this transaction.

4.16 Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether oral or written regarding the subject matter hereof. This Agreement shall be modified or amended only by a writing signed by both Buyer and Seller.

4.17 Assignment. Prior to the Closing Date, Buyer shall have the right to assign all of its rights, title, interest and obligations under this Agreement to any entity designated by Buyer upon written notice to the Seller and Escrow Agent, and without the consent of the Seller.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date first above written.

Presley CMR, Inc.		Martin Aviation, Inc.

By:	/s/ Colin T. Severn	By:	/s/ Patrick Kenna

Name:	Colin T. Severn	Name:	Patrick Kenna

Title:	Vice President and Chief Financial Officer	Title:	President

EXHIBIT “A”

Aircraft

One (1) 1990 Gulfstream IV Aircraft consisting of the following:

1.	Airframe:

1.1	Registration No. N77WL.

1.2	Manufacturer’s Serial No. 1140.

2.	Engines: Two (2) Rolls Royce Tay MK 611-8 engines, bearing, respectively, the following manufacturer’s Serial Nos.: 16388 (6320 Hours Since New, 3472 Cycles Since New) and 16387 (6289 Hours Since New, 3474 Cycles Since New)

3.	APU: Garrett 36-100G (on MSP) bearing the following manufacturer’s Serial No. P526. (6501 Hours Since New)

4.	Specified Avionics and Equipment:

4.1	Honeywell SPZ-8000 6-Tube EFIS

4.2	Triple Collins VHF-422B Comms

4.3	Dual Collins VIR-432 Navs

4.4	Dual Collins ADF-462 ADFs

4.5	Dual Collins DME-442 DMEs

4.6	Dual Collins TDR-94D Mode S Transponders

4.7	Honeywell Primus 870 Weather Radar

4.8	Dual Honeywell NZ-2000 FMS

4.9	(5.2 Software) w/Dual 12 Channel GPS

4.10	Dual Honeywell Laseref II

4.11	Dual Collins HF-190 HF w/Motorola Selcal

4.12	Dual Honeywell A300 Radio Altimeters

4.13	Honeywell TCAS II with Change 7

4.14	AlliedSignal MK V EGPWS w/Peaks Mode

4.15	Dual Aeronetics Digital RMIs

4.16	Dual Honeywell Digital Air Data Computer

4.17	Wulfsberg Flight Phone VI w/3 Handsets

4.18	Fairchild A-100 Cockpit Voice Recorder

4.19	Honeywell Lasertrack Navigation System

4.20	Honeywell AHRS

5.	Specified Features/ Options

5.1	Racal Single Channel SATCOM

5.2	AlliedSignal VHF AFIS

5.3	RVSM Certified

5.4	8.33 khz Spacing & FM Immunity

5.5	Ice Detection System

5.6	Lightning Avoidance System

5.7	Standby Flight Instruments

5.8	Precision Aircraft Pulse Lights

5.9	Dual 877 Digital Davtron Clocks

5.10	Second APU Logic Box

EXHIBIT “B”

SECURED PROMISSORY NOTE

$6,187,500.00	September , 2009

FOR VALUE RECEIVED, the undersigned, MARTIN AVIATION, INC., a California corporation (“Maker”), promises to pay, at the times hereinafter stated, to the order of WILLIAM LYON HOMES, INC., a California corporation (“Holder”), the principal sum of Six Million One Hundred Eighty-Seven Thousand Five Hundred and NO/100 Dollars ($6,187,500.00) with interest on the outstanding principal balance hereof at a fixed rate equal to the 12-Month LIBOR rate as of the date of this Note as announced by the Wall Street Journal plus three percent (3%).

This Note is being issued to evidence the assumption by Maker of indebtedness in a principal amount equal to the principal sum stated above (the “Existing Indebtedness”) heretofore outstanding and owed to Holder by Presley CMR, Inc., a California corporation (“Presley CMR”), and initially incurred by Presley CMR in connection with the purchase by Presley CMR of that certain Gulfstream IV aircraft (Serial No. 1140, Registration No. N77WL) (the “Aircraft”). Pursuant to that certain Aircraft Purchase and Sale Agreement dated as of September     , 2009, Presley CMR has agreed to sell and transfer to Maker, and Maker has agreed to purchase and acquire from Presley CMR, all of Presley CMR’s right, title and interest in and to the Aircraft, subject to the Existing Indebtedness. In consideration of, and as payment of a portion of the purchase price for, the Aircraft, from and after the date hereof, Maker hereby absolutely and unconditionally assumes the Existing Indebtedness. Maker agrees that the sale and transfer to Maker of the Aircraft constitutes good, valuable and sufficient consideration for its assumption of the Existing Indebtedness as evidenced by this Note and its grant to Holder of a security interest in the Aircraft to secure Maker’s obligations hereunder. By its acceptance of this Note, Holder acknowledges that, from and after the date of this Note, Maker shall be fully substituted for Presley CMR as obligor in respect of the Existing Indebtedness, and shall be solely liable for the Existing Indebtedness, together with all interest and other amounts from time to time payable under this Note, and Holder shall have no recourse to Presley CMR with respect to the Existing Indebtedness or any such other amounts.

Maker hereby agrees that this Note is entitled to the protections of that certain Aircraft Mortgage and Security Agreement dated September     , 2009, pursuant to which this Note is secured.

Accrued and unpaid interest shall be due and payable semi-annually on March 1 and September 1 of each calendar year. The outstanding principal balance and all accrued and unpaid interest shall be due and payable in full on September     , 2016.

Except as otherwise provided herein, all payments on this Note shall be applied first to the payment of accrued interest, and after all such interest has been paid, any remainder thereafter shall be applied to reduction of the principal balance. Maker may prepay all or any portion of this Note without penalty.

Upon the happening of any of the following events (each, an “Event of Default”), and at the option of the Holder, upon demand but without any advance notice, the Holder may declare immediately due and payable the entire unpaid principal balance together with all interest thereon, plus any other sums payable at the time of such declaration pursuant to this Note. Such events are the following:

(a) the failure to pay, in full, any payment required hereunder when due; or

(b) the non-performance of any other obligation of Maker hereunder.

All amounts payable hereunder are payable in lawful money of the United States.

Any other provision herein to the contrary notwithstanding, in no event shall the amount paid or agreed to be paid to Holder as interest exceed the highest lawful rate applicable to this Note.

Maker hereby waives diligence, presentment, protest, demand, and notice of protest, dishonor and nonpayment of this Note, and expressly agrees that, without in any way affecting the liability of the Maker hereunder, the Holder may extend the maturity date, accept security and release any security hereafter securing this Note. Maker further waives to the full extent permitted by law the right to plead any and all statutes of limitation as a defense to any demand on this Note or with respect to any security or other agreement hereafter securing this Note.

If this Note or any interest payment due hereunder is not paid when due, Maker promises to pay all costs of enforcement and collection, including, but not limited to, reasonable attorneys’ fees and costs, regardless of whether such enforcement in collection includes the filing of a lawsuit.

Every provision of this Note is intended to be severable. In the event any term or provision is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions of this Note, which terms and provisions shall remain binding and enforceable.

This Note shall be governed by and construed according to the laws of the State of California. Maker hereby submits to the jurisdiction and venue of the Superior Court of California, County of Orange, in the event any dispute arises that is in any way related to this Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Note is executed as of the date set forth above.

“Maker”

MARTIN AVIATION, INC.

By:
Patrick Kenna, President

EXHIBIT “C”

ACCEPTANCE CERTIFICATE

THIS ACCEPTANCE CERTIFICATE is delivered, as of the date set forth below, by Martin Aviation, Inc., with an address of 19300 Ike Jones Road, Santa Ana, California 92707 (“Buyer”), to Presley CMR, Inc., with an address of 4490 Von Karman, Newport Beach, California 92660 (“Seller), pursuant to the Aircraft Purchase and Sale Agreement between Seller and Buyer dated                 , 2009 (the “Agreement”).

Buyer hereby indicates and confirms to Seller that Buyer has, at Santa Ana, California, on                 , 2009, in accordance with the provisions of the Agreement accepted one used Gulfstream IV aircraft, Serial Number 1140, Registration N77WL, together with all parts, items of equipment, instruments, components, and accessories installed therein or thereon, including the Rolls Royce Tay MK 611-8 engines having manufacturer’s serial numbers 16388 and 16387 (collectively, the “Aircraft”).

BUYER ACKNOWLEDGES THAT IT HAS INSPECTED THE AIRCRAFT AND EQUIPMENT AND THE LOGBOOKS AND OTHER RECORDS RELATING THERETO AND THAT THE AIRCRAFT, EQUIPMENT, AND LOGBOOKS AND OTHER RECORDS ARE FULLY SATISFACTORY TO IT. EXECUTION AND DELIVERY OF THIS DELIVERY RECEIPT BY BUYER SHALL BE CONCLUSIVE EVIDENCE FOR ALL PURPOSES THAT (i) ALL CLOSING CONDITIONS SET FORTH IN SECTION 2.1 OF THE AGREEMENT HAVE BEEN COMPLIED WITH; AND (ii) THE CONDITION OF THE AIRCRAFT, EQUIPMENT, AND LOGBOOKS AND OTHER RECORDS RELATED THERETO, AS DELIVERED, ARE FULLY SATISFACTORY TO BUYER AND IN ACCORDANCE WITH THE AGREEMENT. BUYER HEREBY ACCEPTS THE AIRCRAFT “AS-IS, WHERE-IS,” AS PROVIDED IN THE AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer has caused this instrument to be executed and delivered by its duly authorized officer at the date and time of delivery set forth above.

Martin Aviation, Inc.

By:
Name:	Patrick Kenna
Title:	President